 Exhibit 99.2

ESCO Technologies, Inc.	ESE	Q4 2010 Earnings Call	Nov. 11, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone and welcome to the ESCO Fourth Quarter 2010 Conference Call. Today’s call is being recorded. With us today are Vic Richey, Chairman and CEO; and Gary Muenster, Vice President and CFO. And now to present the forward-looking statement, I would like to turn the call over to Kate Lowrey, Director, Investor Relations. Please, go ahead.

Kate Lowrey, Director, Investor Relations

Thank you. Statements made during this call regarding the timing and amounts of fiscal 2011 and beyond expected results, the success and timing of the company’s pursuit of AMI opportunities, including the SoCalGas project, new product developments, future growth prospects, the success of our Ascendant RF network development, success in international markets and other statements, which are not strictly historical are forward-looking statements within the meaning of the Safe Harbor Provisions of the Federal Securities Laws.

These statements are based on current expectations and assumptions and actual results may differ materially from those projected in the forward-looking statements, due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the risk factors referenced in the company’s press release issued today, which is an exhibit to the company’s Form 8-K filed today. We undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition during this call, the company may discuss some non-GAAP financial measures in describing the company’s operating results. A reconciliation of these measures to their most comparable GAAP measures can be found in the fourth quarter and fiscal 2010 results press release issued today, and found on the company’s web site at www.escotechnologies.com under the link Investor Relations. Now, I’ll turn the call back over to Vic.

Victor L. Richey, Chairman, Chief Executive Officer, and President

Thanks, Kate. Before I give my perspective of the quarter, and the year, I’ll turn it over to Gary for a few financial highlights.

Gary E. Muenster, Executive Vice President & Chief Financial Officer

Thanks, Vic. As noted in the release, we reported EPS of $0.89 in Q4, reflecting a 9% increase over the prior year. The fourth quarter EPS increase was achieved despite a challenging comparison of the effective tax rates. Q4 ‘09’s tax rate was 8.5%, compared to roughly 35% in the fiscal ‘10 fourth quarter. A better way to gauge our strong Q4 earnings performance is to compare pre-tax earnings, which increased 54% year-over-year with all three operating segments significantly increasing their profit contributions.

Our Q4 sales increased nearly 23% to a record $208 million, again with all operating segments making a meaningful contribution to this sales growth. A favorable product mix across the company, along with effective cost reduction initiatives, enabled us to achieve this 54% incremental profit leverage on the sales increase. Filtration sales increased over $10 million, or 36% with every operating unit showing growth and included Crissair, which added approximately $4 million. Filtration delivered a nearly 21% EBIT margin in the quarter led by VACCO and PTI’s exceptional performance.

Test sales increased over $5 million in the quarter as several large chamber projects were completed, and with this level of quarterly sales, test delivered an EBIT margin over 13%. U.S.G delivered the largest Q4 gains in both sales and profits. Sales increased nearly 23 million, or 23% with a corresponding increase in EBIT dollars of 9.1 million, resulting in USG’s EBIT margin of 25.7% in the fourth quarter. Also during the quarter, Aclara delivered over 18 million in additional sales and Doble added over 4 million, compared to the prior year’s Q4. Aclara clearly was the big profit contributor as well, as our AMI product mix continues to deliver solid incremental margins.

During the quarter, we shipped nearly $24 million on the PG&E gas project, which is comparable to the sales level of Q4 during ‘09. Cumulative through September we’ve delivered nearly 4.4 million gas units on the PG&E contract worth $244 million. This project continues to be the largest fully functional fixed network AMI deployment in the country, and continues to be instrumental in serving as a favorable reference customer for other AMI opportunities.

We continue to be enthused about the significant amount of orders received across all three operating segments as well. We booked 162 million in orders in the fourth quarter on the heels of our record nine-month order book. This brings our fiscal ‘10 total orders to a record 669 million, or 110% of sales. Also during the quarter, we booked additional orders from PG&E on the gas project.

On the cash flow and balance sheet front, we are pleased with the $51 million of cash generated by operating activities during Q4, as well as our solid capital structure and available liquidity. Our net debt outstanding was approximately $125 million at September 30th with a comfortable leverage ratio of 1.68 and continued favorable pricing on our outstanding debt.

Regarding our outlook for fiscal ‘11, we expect both sales and EPS to grow between 10% and 15% during 2011, and this growth is expected despite a significant sales decrease at PG&E as the contract is nearing completion, and considering the $10 million of incremental investments in U.S.G. These incremental costs, compared to fiscal ‘10 are related to new Smart Grid applications, a global market expansion initiative, and pre-deployment costs expected to be incurred on the SoCalGas AMI project.

In total, these incremental investments are worth approximately $0.23 a share during 2011. We have identified market opportunities where we see these new products and solutions addressing very specific and critical needs for our utility customers. Our proven track record in providing next-generation utility solutions are expected to provide us with meaningful growth opportunities for years to come. I’ll be happy to address any specific financial questions during the Q&A, and now I’ll turn it back over to Vic.

Victor L. Richey, Chairman, Chief Executive Officer, and President

Thanks, Gary. I’m very pleased with our operating results for the fourth quarter, and the fiscal year in total, as it again came in above our expectations. These strong results reinforce my confidence that we’re making the right investments, and we’re continuing to expand our market share in our targeted end markets. Achieving this level of sales and earnings growth along with our strong cash flow in the fourth quarter was very satisfying.

As you know, in July, we announced our selection for the contract negotiations on the SoCalGas AMI project. As I mentioned before, due to the confidentiality agreement we signed with this customer, and the fact we’re actively engaged in negotiating a definitive agreement, I’m not able to discuss any specific details on this topic. I can tell you that the contract negotiations are ongoing, as I meet regularly with the SoCalGas and some of our senior management teams. Contract negotiations are progressing as expected, and our working relationship is very positive, and I’ll have to leave it at that.

I remain very excited about where we stand today in the AMI and Smart Grid markets, as well as what I see ahead of us in the way of new business opportunities. When I look back at our recent AMI successes domestically, as well as internationally, I can’t help, but be pleased with the successes of our wide-ranging technology offerings, and how they will continue to benefit us in the future. Fiscal ‘10 was one of the best years in our history of winning new business, as we added over 50 new customers across the Aclara platforms. This success continues to validate that we have one of the best, most-proven AMI solutions available for gas, water and electric applications, and it’s apparent our customers feel the same way.

To update you on Aclara, as I mentioned on the last call, I remain very impressed with our management team and our growing market position. We’re focused on the near term release of several innovative new products, and I am confident that our new product roadmap will support Aclara’s future growth.

We have recently completed a realignment of the Aclara organization, which will more effectively take advantage of the talent across the entire organization. Additionally, it will result in a more consistent interaction with our current and future customers. We continue to make good progress on our Ascendant RF network development, and I remain confident this system differentiator will lead to new opportunities and further enhance our market strength against all three utility end markets.

While much of the current focus is rightfully on our growing AMI and Smart Grid business, it’s also important to note that the other businesses within ESCO continue to significantly contribute to our operating performance and growth. Each of our business segments plays a key role within ESCO to ensure our successful performance and to support our growth. To continue this success, all three segments require ongoing investment and we’re fully committed to provide this support in the future. Doble, ETS-Lindgren, and our Filtration businesses all enjoy leadership positions in their respective end markets, which contributes significantly to the strong performance we realized in fiscal ‘10, and positions us to continue this performance in the future.

So, in summary, we remain in a very solid operating position across the company with ample opportunities for growth, and will continue to prudently invest in [audio gap] to ensure our long-term success. So, with that I’d be glad to answer any questions you might have.

QUESTION AND ANSWER SECTION

Operator:  Thank you, ladies and gentlemen. [Operator Instructions] We’ll go first to Craig Irwin with Wedbush Securities.

<Q – Craig Irwin>: Thank you, gentlemen. Congratulations on this solid quarter.

<A – Victor Richey>: Thanks, Craig.

<Q – Craig Irwin>: So over the course of the last three, four months I’ve talked to in particular, two of your largest installations, and both of these customers have told me that a certain very large utility from South America has been to visit them, and is seriously considering moving forward. This is one of the two that’s already done pilots. It’s a very well-known name. I was wondering if you could update us on the status of those pilots, and the overall traction with the customer, and how we could potentially see this implementation going forward.

<A – Victor Richey>: Yes. Just a point of clarification, assuming I understand the customer you’re talking about, and we have a couple of deployments underway in South America. They aren’t largest deployments, but one of it is $20 million, a $20 million deployment. The other is a $5 million deployment. So, these are well beyond what I would call the pilot stage. We do have a number of pilots underway in South America as well, and they’ve been there for some period.

But these two deployments are also underway, and they’re going well. I mean, we’ve started deployment products in the field, it’s working well, and you know, our expectation is that for one or both of those we should see a re-up of that contract, you know, within the next quarter I would say. And when I say re-up of the contract, as you remember, we talked before that both within Cali and with CFE in Mexico that they can essentially add to the contract, they could double the contract value that they currently have without going back for, you know, a re-bid or any type of additional approval. So, we would anticipate either one or both of those customers most likely doing that in the next quarter.

Beyond that it kind of depends on how that goes, they will have go get additional funding, but it has always been my view that if we can get the technology in the field, get approved that it works well, which we’re very confident that that’s happening today, and it will in the future, then, you know, the business case is certainly there. And so what they’re trying to do with both of those utilities in a lot of ways is to, you know, reduce the losses that they’re currently experiencing. Our system very effectively does that.

So, and I will say some other systems that have gone down and tried to operate in some of these environments haven’t done this well. So, my view is once we are able to prove that and we’re well down the road doing that, that they will expand these deployments. As I have said previously on some of these calls, I think it’s going to play out in a different way that what we see in the U.S. where in most cases the U.S. utility will go in and, you know, commit to do a full system deployment. I don’t think that will be the case with some of these international clients, more likely they’ll go and, you know, complete a city at a time or a couple of cities at a time. So, I don’t see them committing for a full-scale deployment, but I do think we’ll see significant deployments with both of these customers over the next several years.

<Q – Craig Irwin>: Great. Thank you, and then my next question was really after the very successful installation of PG&E, and the big win at SoCalGas, can you update us on the overall momentum in the gas market? Are you seeing any large potential bids out there that you think are materializing in 2011, or is this something that’s going to sort of move in a similar way to the early days of electric AMI, you know, back about a decade ago where things incrementally picked up momentum over time?

<A – Victor Richey>: Yes, well it certainly, that the way this one I would say is different than what we saw in the electric side is that, you know, some of the larger utilities are committing upfront, the larger gas utilities. If you remember and I think a lot of people have kind of forgotten the fact that really the people that lead the charge in the electric side were really the cooperatives. And so, we had a large number of cooperatives utilizing our two-way power line system well before the investor-owned utilities started getting actively engaged in this, and I would say that the majority of the large deployments you saw, not all, but the majority of the large deployments you saw on the electric side were drive-bys. So, really with electric you saw more of the momentum start with co-ops and a pick-up with investor and utilities.

What we’re seeing on the gas is we have always had some smaller deployments particularly with municipals, but now with a couple of these large ones taking place, certainly it should give the gas utilities a lot of confidence that these large deployments can be done and done very effectively. So, while we don’t see anything of the size of SoCalGas or PG&E out there, because they just aren’t out there. I mean, those are the two largest utilities of that type, at least on a stand-alone gas basis. But we do think there will some other decent-sized gas utilities to be making a decision over the next couple of years.

<Q – Craig Irwin>: Great. And then last question, if I may. Doble has obviously been a very successful acquisition for you. Can you update us on the geographic diversification of Doble? What’s going on with market share there? And whether or not this is really helping out with the other core products in the Utility Solutions group? The Aclara product is really helping pull those through into the broad base of utilities out there.

<A – Victor Richey>: Yes. As you know, our real strength with Doble today is domestic. And so we have about 95% market share domestically and fortunately, we’ve been able to maintain that. And it’s been through a lot of hard work by the folks there, and continuing to invest in the products, which we’ve talked about during this past year and this coming year. So, I think that investment of products is really paying dividends in ensuring that we maintain our very strong position in the U.S.

Internationally that’s where we see the significant opportunity for growth. We’re currently in six different locations, and our plan is to open two new locations this year, and it’s a little bit of the investment that Gary mentioned in his portion of the introduction that these international expansions, while they’re absolutely the right thing to do are not inexpensive. But given our success here, and given our success in some of the international markets we’ve already penetrated, we’re looking at opening a new office in South America and one in the Middle East yet this year.

So we do see good opportunities to continue to grow that business, and it has been a very successful acquisition for us. It’s, I think, performed as we’d anticipated, in some cases even a little bit better. I’ve had the opportunity to spend some time with their customers, and I would say they have a very strong, loyal customer base that I think we’re able to maintain because we provide really good service to them.

As far as the last part of your question on pull-through, we haven’t seen a lot of that yet, to be very honest. We sell into different parts of the utilities. Having said that, we’re starting to get more cooperation at the operating level between the Aclara organization, and the Doble organization, and so I think we will see some of that in the future. And spend more trying to get both of those businesses well-established in their own right.

<Q – Craig Irwin>: Thanks. Congratulations again on the impressive quarter.

<A – Victor Richey>: Thank you.

Operator:  We’ll take our next question from Kevin Maczka with BB&T Capital Markets.

<Q – Kevin Maczka>: Thank you. Vic, I guess my first question, strong orders for the year, record orders. But, of course, the USG segment is down from that huge quarter you had in Q2, and even from the levels of Q3. I’m just wondering how we should think about the order cadence going forward? When should that turn around a bit? Does it really take SoCalGas orders to start to be booked to make that happen?

<A – Victor Richey>: Yes. I would say, the reason the second quarter was so large is we had a large order from one of – our largest distributor on the Power-Line side. And so, we anticipate that we will continue to get solid orders from those folks. We don’t have insight in any really significant orders this year beyond what we’re going to see from SoCal, what we’re going to see from some of the international things. But I think we’re going to have a very solid year, and as we talked about earlier, we’re seeing a solid year in 2011 from a sales perspective. So, I would say I’m – while we’ve seen some variability in the orders, I’d say it’s above where we thought it was going to be, and gives us lot of comfort going into this next year.

The other – the place where we have some risk, and I’ve talked about this on the last couple of calls is with our municipal business, and I would say we see that across – everybody is going to see that just because of the municipal funding is generated through taxes, and that’s been a little soft over the past 12 months. And so our view is that that’s going to pick up this year, because some people have pushed off things, like they did to co-op orders last year or the year before last and that’s kind of picked back up, and we think the same thing will be happening with the municipal market this year.

<Q – Kevin Maczka>: Okay. And can you give a little more color on the breakdown of the sales in USG for the year? How much was Doble? How much was the co-op business and some of the other big buckets there?

<A – Gary Muenster>: Yes. Kevin, Doble was right about 91 million in sales. And the co-ops were roughly 100, 95 to 100 kind of thing in there. And then I mentioned what the PG&E gas was in the quarter. And for the year at PG&E, it was about 50 of sales. So, I think you can kind of work around that. And the PLS side, the international side was 10 in the quarter and about 25 for the year.

<Q – Kevin Maczka>: Okay. And then, Gary, with infiltration can you just give an update on the VACCO side, anything to do new with Constellation happening there?

<A – Gary Muenster>: Well, no. We had a really good year on Constellation, because you know with all the chaos that was going on, the funding was already in place, so NASA was kind of in this use it or lose it situation. So, they accelerated a lot of programs there. So, when you look at VACCO for the year, they were up nearly 10%, and I’d say Constellation was a big driver of that. Obviously, that’s not going to repeat itself because there’s still a little bit of churn and chaos going on in Congress as to what the funding levels are going to be, and how they’re going to allocate that.

So, I would say the success this year was on Constellation. They increased or accelerated the schedule, which allows you to kind of keep some of those cost-plus things working in your favor, especially if they’re going to pay for acceleration fees and things like that. So, for the year, even though VACCO had some incremental investments on some other things, they still did 20% EBIT on nearly 50 million in sales.

<Q – Kevin Maczka>: And as far as you know, right now is that your expectation some of those accelerations will continue to happen as we move into fiscal ‘11, or do those start to taper off here?

<A – Victor Richey>: Yes, no I think in 2011 the view that we have today is that we’re going to have another very strong year with the space project – projects, I should say. Constellation is not – doesn’t look like it looked going into last year, a lot of the individual pieces are going forward. So, we’re seeing a lot of work on the launch vehicles in some other pieces of the Constellation, or ex-Constellation projects as well l. Because the funding at NASA really hasn’t been reduced, it’s just – it has not been as focused as what we anticipated going into last year.

<Q – Kevin Maczka>: Okay. Thank you.

<A – Victor Richey>: You bet.

Operator:  We’ll take our next question from Walter Nasdeo with Ardour Capital.

<Q – Walter Nasdeo>: Thank you. Good afternoon, guys.

<A – Victor Richey>: Good afternoon, guys.

<Q – Walter Nasdeo>: If you could, I’m just trying to get a little bit of your handle on SG&A going forward. I read where the guidance is going up a little bit. But do you have any feel for how this is going to shake out over quarters, now that things are starting to kind of normalize for the global economy? Are you expecting to get things smoothed out a little bit? Or are we still looking at some pretty bumpy quarters going out?

<A – Gary Muenster>: I’d say I’ll give you kind of the profile of the quarters in general, but the nice part of what ‘11 looks like it’s not going to have the steepness that ‘10 did. Obviously, as we look back on ‘10 we started Q1 with $0.02 and finished up with 89 or almost 90 there. And so it’s not going to look like that. So, what we did, it’s still going to be back-end loaded, but I would say in the first half of the year, where we did about 14% of our earnings in the first half of ‘11, we’re going to do about 25% of our earnings.

So while it’s still 25/75, it’s flattening itself out, which is always a good thing. It gives us a lot more predictability in what’s causing the first quarter and second quarter to be better than the first and second of last, is the fact that our backlog is so high and we have the visibility as to what’s there. So, there’s a lot of quick turn things that we’ll be shipping in Q1 and Q2, and I think you were asking about the G&A. The G&A is obviously going to be up by at least the 10 million that we just mentioned for the incremental investments.

Plus, you’ll see incremental G&A infiltration. Obviously, the Crissair acquisition we had for two months in ‘10, and we’re going to obviously have them for 12 months in ‘11. So, there’s just a calendar delta there. And then as Vic said in his prepared remarks, we are continuing to invest in the aerospace business. We have that Airbus contract for the A350, and there’s some development costs there, and at VACCO with the space program, we had some incremental things going on there for the launch vehicles and some other things there. So, I would think G&A is going to be up pretty significantly, again, driven by the USG delta. So – but we’re comfortable we’re still going to get this growth in spite of that G&A investment.

<Q – Walter Nasdeo>: Okay. Okay, great. And then just kind of shifting a little bit on the international, are you seeing a lot of interest in the AMI products, and just that whole concept internationally, or is that something that’s still a little ways off?

<A – Victor Richey>: No, I’d say there’s a great deal of interest in it. I would say maybe the biggest difference is that while they want a good deal of functionality, they most likely are not going to require quite as much functionality as some of the domestic investment on utilities. I mean, to get in some of the in-home display things, and some of the control functionality inside the home is probably not going to be as relevant to some of those customers is what we see here, but certainly, they aren’t interested in only having an AMR system. So, they’re looking for a two-way AMI system.

<Q – Walter Nasdeo>: Great. Great. All right, well listen, I appreciate your answers. Thank you.

<A – Victor Richey>: You bet.

Operator:  We’ll go next to Stuart Bush with RBC Capital Markets.

<Q – Stuart Bush>: Yes, hi. Good evening, guys. Can you talk a little bit about the dynamics of the Test business. Looks like the book-to-bill was below 1 for the last couple of quarters, are you still expecting that to have EBIT margin growth next year, and where should we see that – how much should we see that grow? More towards 2007 levels or maybe you can just give us the understanding of what’s going on there.

<A – Gary Muenster>: Yes, I mean, just kind of in general terms that’s kind of whatever GDP used to be called. It’s kind of a 3% to 5% growth kind of business there, so while the orders are lumpy, keep in mind we had a big order in Q2 for that big chamber down in Florida that we have that’s roughly 13 million to 15 million. So, a lot of that’s going to ship in fiscal ‘11.

So relative to the most recent two quarters, we’re not that concerned because a lot of it’s already in backlog. And then what we’re seeing here and especially the first month in, we saw the component bookings being strong, so we’re off to a good start on the orders for this year, and the first quarter orders in general based on the prospects that we’re bidding on right now, certainly are going to be strong. So, that business, while it does have large contract components to it, the position today on the backlog really isn’t that disturbing to us.

<A – Victor Richey>: No. I mean, I’m not that – I’m not really concerned about it all. In fact, I’d say that what we’re seeing is the second half of the year, and then going into this year, orders have started to pick up and really around the world. We’ve had some pretty decent orders very recently and – one in South America, one in China and one in the Middle East. And so this is a very global market, and while it does has as Gary mentioned some lumpiness, I’d say if you can look at it in totality year-over-year, we see some solid performance and we think the EBIT margins should improve a bit next year over this year certainly.

<Q – Stuart Bush>: Okay. There’s been a lot of discussion around the opportunity in the gas Smart Grid market in Europe given some of the EU mandates over there. Are you doing any of your R&D efforts to position yourself for that market? Or what is your thinking about your strategy for that wave of projects that’s expected to come over the next five years or so?

<A – Victor Richey>: Yes. I would say that we haven’t spent a lot of time there as I’ve talked about on some of the past calls. We did a pretty thorough analysis of where we want to take our international business. And really we decided to focus on South America – South and Central America and Asia only because of the competitive environment that’s already in Europe, and the number of different countries you have to go into and a lot of different regulatory environments, those type of things.

Having said that, we have started spending some time more recently, talking with some partners that we might be able to work with there that would make more sense rather than us going in and trying to Greenfield it on our own. I’m not exactly sure how that’s going to play out, but that is something we’re starting to evaluate because Europe has kind of picked up the pace more recently in that area.

<Q – Stuart Bush>: Okay, great. And then last question is, were you involved at all in CenterPoint’s gas project? Did you participate in an RFP process there or was that pretty entrenched by some of the existing players?

<A – Victor Richey>: Yes. That was pretty entrenched already. That didn’t really go out for a wide distribution.

<Q – Stuart Bush>: Okay. Thanks a lot, guys.

<A – Victor Richey>: You bet.

Operator:  [Operator Instructions] We’ll go next to Carter Shoop with Deutsche Bank.

<Q – Carter Shoop>: Good afternoon, guys, and congratulations on a good quarter.

<A – Victor Richey>: Thanks, Carter.

<Q – Carter Shoop>: First question here, can you talk a little bit about growth by sub-segment? You know, we danced around this a little bit on the call, but can you just kind of break it down, you know, where you see the most growth, least growth through fiscal year ‘11 by segment, by the main three segments?

<A – Victor Richey>: You want to take that, or you want me to?

<A – Gary Muenster>: Yes, I would say, you know, Carter, it’s not surprising it’s going come from the Utility Solutions Group, so when we look at, at Filtration, you know, where you’ll see, where you’ll see most of the growth obviously is going to come from Crissair being in there for 12 versus two months. So, obviously mathematically that’s going to be, you know, 20 million-plus worth of growth, and then within our Tek Pack business, you know, we’ve talked in the past about that $50 million Thermoscan with the ear thermometer cap that sort of thing. We just started that in August, and so incrementally from ‘10 to ‘11 that should be worth about $7 million, or $8 million of incremental sales. So, when you add that – the Crissair calendar, and the Thermoscan ear device, you’re talking, you know, $28 million, $29 million of incremental growth there. So, that’s going to be pretty substantial off of the base that we had of roughly 120 this year.

Within Test, you know, the big driver there as I said, the large chamber down in Florida, and we’ll probably end up getting 8 million to 10 million of that incremental contract in fiscal ‘11, and the balance of the business is relatively consistent. So, you’re going to see growth, you know, nominal growth across the globe there, but the big contract with the Florida customer is going to be the big driver.

And when you get into Utility Solutions, on the Doble side some of the new products that – are refreshed products that were coming out with I think we’ll see decent growth there, and as Vic said we’re going to have some international expansion, some sales offices opening up that will also create a fair amount of growth. So, looking at kind of the Doble side it’s a high single-digit kind of growth prospect there and Aclara has – the international thing is driving a big chunk of that. So, hopefully that helps a little bit on the top-line, and then when you look at the margin that comes along with that obviously both in Filtration and Test, we expect to see the margins move favorably, you know a couple, a couple of points there and it’s, you know, the investments aren’t as great in Filtration and Test. In fiscal ‘10, within Test, we originated a systems business where we can incorporate several of our products into a system sale. So, obviously, we staffed up and came up with some R&D projects there that the sales are coming through in ‘11. So, you’ll see margin expansion there. We’re expecting it to be north of 10 versus the 8.8.

In Filtration, you know, it is 16.2 in fiscal ‘10 we should see that moving up decently with the sales growth. So, really the delta and our goal is to manage the investments we’re making across Utility Solutions. So, looking at the 10 million that we’re investing in Utility Solutions, if you took the sales growth that I’m talking about at Aclara and Doble and kind of kept it in that 25% to 30% incremental, then back up to 10 million, you should be able to model it out, pretty reasonable.

So you’re going to see a net delta negative in Utility Solutions because the 10 million hangs out there for the year, and then as we go forward, we’re certainly not anticipating that type of incremental investment going forward. And the corporate costs we’re not staffing up for this growth. So, the corporate costs should be generally flat. So, if you kind of pull that all together, and I mentioned the 37% tax rate, and you should be able to get yourself into a 10% to 15% EPS growth in spite of that $10 million, which is roughly 13% or 14%. So, we feel pretty good about it. We have very good visibility. We have a lot of it in backlog, and as Vic said really the only risk profile that we pay a little bit more attention to is on the municipal side at Aclara RF.

<Q – Carter Shoop>: That’s very helpful, thank you. Two follow-ups to that answer, one on the municipal side, what kind of a rebound are you looking for there in absolute dollars in 2011? Are we looking for a $5 million to $10 million increase over fiscal year ‘10 levels?

<A – Victor Richey>: I think probably a little bit more than that. I mean, our anticipation is probably north of 10 million.

<Q – Carter Shoop>: Okay. And then I know 2012 is a long way away, but is there any reason to think that U.S.G margins will not rebound aggressively in 2012?

<A – Victor Richey>: Yes. I would think that they should. I mean, certainly we’ll have a lot of this investment behind us. Hopefully, we’ll have SoCal starting to deploy, and so we should be able to get our margins back up to more historic levels.

<Q – Carter Shoop>: And lastly, SoCalGas in fiscal year ‘11, how much do you expect that to contribute, roughly?

<A – Victor Richey>: Yes, I’d say it’s going to be less than $10 million. It’s really going to be a slow start, and it’s kind of continued to slide a bit, which we’re not concerned about it, because very close to customers it is going to happen, and they just want to do it right. So, we’re all for that.

<Q – Carter Shoop>: Great. Thank you very much.

<A – Victor Richey>: You bet.

Operator:  Ladies and gentlemen, that concludes today’s questions, and now I would like to turn the call back over to Mr. Vic Richey.

Victor L. Richey, Chairman, Chief Executive Officer, and President

Okay. I don’t have anything to add. I just appreciate everyone’s interest. Thank you.

Operator:  That concludes today’s conference. Thank you for attending.